CAMBRIDGE
WILKINSON

CONFIDENTIAL

October 12, 2021

Karen Lynn Fordham, MBA
President
PUGET TECHNOLOGIES INC.
1200 N. Federal Highway, Suite 200-A
Boca Raton, Florida 33432

Dear Ms. Fordham:

We are pleased to submit to you this letter agreement (the **"Agreement"**) which sets forth the terms pursuant to which Cambridge Wilkinson, LLC (**"CW"**) and Avalon Securities Ltd. (**"ASL"**, and its affiliate Avalon Group Ltd. ("**Group**") together "Avalon" and collectively with CW, **"the Investment Banker"**) will provide certain placement agency and investment banking services to Puget Technologies Inc., (together with its affiliates and subsidiaries including any new entities established with regard to the Transaction(s) described below, the **"Company"**) in connection with the Agreement described herein

Any regulated broker dealer services required under this Agreement shall be delivered by CW personnel, who are also authorized Financial Industry Regulatory Authority (**"FINRA"**) representatives, or other authorized FINRA representatives registered with ASL.

I. ENGAGEMENT

The Investment Banker will assist the Company as its placement agent and investment banker subject to the terms and conditions set forth below. For purposes of this Agreement, any funding source introduced by the Investment Banker to the Company or the Company's "Transaction" is hereinafter referred to as a **"Partner""** and the term "Transaction" shall include any sale by the Company of equity securities or interests, debt securities, hybrid securities, or the entering into of any fund capital, credit, cash advance, factor, loan, joint venture, buy-out, partnership, lease (property or equipment) or other debt agreements, in one transaction or a series of transactions funded by a Partner(s) (as hereinafter defined) over time.

The initial Transaction contemplated under this Agreement will involve a limited offering of $20,000,000 in shares of the Company's Class B Convertible Preferred Stock at a placement price of $5.00 per share, in Unites of 5,000 shares in reliance on Rule 506(b) of United States Securities and Exchange Commission (hereinafter referred to as either the "SEC" or the "Commission") Regulation D (the "Initial Transaction").

The Investment Banker shall act as the Company's exclusive Investment Banker in connection with a Transaction for a period of 30 days from a mutually agreed upon start date (example, the date the first teaser is sent out) (the **"Initial Exclusivity Period"**) and, upon expiration of the Initial Exclusivity Period, subject to successful conclusion of the Initial Transaction or the termination of this Agreement, the Investment Banker shall continue to assist the Company as non-exclusive the Investment Banker in conjunction with any subsequent Transactions.

If the Company closes any Transaction with a Partner or with a person introduced to the Company or the Company's Transaction by a Partner, including the Initial Transaction, the Company will pay the Investment Banker the fees for such Transaction described below. In amplification of the foregoing, the Company shall have the sole discretion to close on any Transaction(s) but if the Company closes on any transaction with a Partner(s), the Company shall be obligated to pay the Investment Banker fees as hereinafter set forth in a

timely manner. The Company shall promptly provide the Investment Banker with all letters of intent, memorandums of understanding, contracts and documents relating to any Transaction entered into with a Partner and will advise the Investment Banker on all capital drawn in any such Transaction within 24 hours of the draw.

Right of First Refusal:

Subject to successful completion of the Initial Transaction or transaction, the Investment Banker shall have the exclusive right of first refusal to raise any additional funds on any subsequent raises for the Company for three years from the date of this Agreement (the "**Right of First Refusal**"). The Right of First Refusal shall survive the termination of this Agreement.

II. SCOPE OF SERVICES

Depending on the nature of the Transaction, and as requested by the Company, the Investment Banker may:

A. Assist the Company in developing a marketing strategy for the Company's Transaction(s);

B. Solicit interest from potential Partners, including identifying potential Partners, introducing potential Partners to the Company and facilitating meetings and presentations; in consultation with the members of the Company's management, review and evaluate all indications of interest or proposals received from potential Partners;

C. Advise the Company on strategic issues relating to the Transaction, including the structure and valuation of the Transaction; and

D. Assist the Company in developing a negotiating strategy for a Transaction and, if requested by the Company, participate (directly or otherwise) in such negotiations; and provide general assistance in implementing and closing a Transaction, if requested by the Company.

III. COMPENSATION

As consideration for the Transaction related services provided by the Investment Banker hereunder, the Company agrees to pay the Investment Banker the following compensation:

A. Retainer Fee – Waived

B. Transaction Fees –

1. The Investment Banker shall be owed and paid by the Company be a cash commission equal to ten percent (10%) of the capital arranged for any Transactions pertaining to the Initial Transaction closed upon by the Company with Partner(s). The Investment Banker, or accredited individuals selected by the Investment Banker, at its sole discretion, Investment Banker will have the right for a two (2) year period to convert a portion or all of the Transaction Fee into Company shares based on the price of the Company's stock at the date of the initial funding.

2. The Company shall pay the Investment Banker Transaction cash fees on subsequent Transactions equal to: (a) one percent (1.0%) times the total amount of senior debt, plus (b) two and one half percent (2.5%) times the total amount of subordinated debt or mezzanine debt, (c)

three percent (3.0%) times the total amount of equity including preferred equity and structured equity.

3. In addition to the foregoing fees detailed under Section III.B. 1 and 2 above, if any Transaction not subject to the foregoing is entered into between any Partner and the Company after execution of this Agreement or within 24 months after termination of this Agreement (**"Tail"**), the Company shall pay the Investment Banker a Transaction Fee in accordance with the foregoing formulae based on the investment by, or as a result of an introduction by a Partner(s).

C. Payment – The Company shall pay Transaction Fees to the Investment Banker concurrently with and as a condition to closing on any Transaction(s).

D. Out-of-Pocket Expenses – In addition to any fees that may be payable to the Investment Banker, and without regard to whether a Transaction is entered into, the Company shall reimburse the Investment Banker promptly upon request, from time to time, for its reasonable out-of-pocket expenses incurred in connection with this Engagement, including without limitation, travel and related expenses, express mail, and other out-of-pocket expenses specifically related to this assignment. Notwithstanding the foregoing, the out-of-pocket expenses charged to the Company shall not exceed $1,500 for any particular expense without the Company's written consent, nor exceeding $10,000 in the aggregate without mutual agreement of the Parties.

E. Warrants – In addition to the cash portion of the Transaction Fee, simultaneously with a closing, the Investment Banker, or accredited individuals selected by the Investment Banker, shall be granted at the Close, warrants to purchase the Company securities purchased by the Partner (the **"Warrants"**) equal in value to five percent (5%) of the value of the Company's equity value sold in the Transaction to or through a Partner or equivalent value should the Transaction investment take an alternate form. The Warrants will have a strike price equal to the price per share an Investor is paying for the Company's securities at the time of the closing or at a fair market valuation at the time of the closing. The Warrants will have a seven-year (7 year) term and contain the usual and customary terms and conditions for this type of security, including a cashless exercise price.

The Transaction Fee and any unpaid expenses due the Investment Banker under this Agreement shall be owed to Avalon in U.S. dollars upon consummation of a Transaction, or in the event a Transaction involves multiple closings, the Transaction Fee owed at each closing, and the Company agrees to make such payments a condition to closing a Transaction. All cash fees due to the Investment Banker shall be paid to Avalon by wire transfer using information sent in a written invoice by the Investment Banker.

Transaction Fees will be owed and payable as detailed in this Agreement. Expenses will be billed monthly and are payable upon presentation. A charge of 1.5% per month will be added to all Transaction Fee balances after notification that they are past due and on all other past due balances (i.e., expenses), commencing ten (10) business days after the date of each invoice. In addition, the Company is responsible for payment of reasonable legal fees that are incurred by the Investment Banker in connection with the collection of any amounts due. Neither Termination nor completion of this Agreement shall affect the fee or expenses provisions as incorporated herein, which shall remain operative and in full force and effect and shall survive this Agreement.

IV. TERM AND TERMINATION

Either party hereto may terminate this Agreement 90 days after the date hereof, as set forth above, by giving thirty-days written notice of such party's desire to terminate to the other party. Neither termination of this Agreement nor the entering into of any Transaction contemplated hereby shall affect: (i) the Company's

obligations to pay: (a) any compensation earned by the Investment Banker up to the date of termination or the completion of a transaction as defined herein, as the case may be; (b) the fees as provided in Section III; and (c) the reimbursement of expenses incurred by the Investment Banker up to the date of termination or completion, as the case may be; (ii) the Indemnification Provisions set forth in Schedule I attached hereto; and (iii) the choice of governing law and choice of forum provisions in Section VII B and C hereof, all of which shall remain operative and in full force and effect.

In addition, should CW choose to have their personnel become licensed with a Broker/Dealer other than ASL for any reason, both the Company and ASL agree to assign this Agreement to the new Broker/Dealer as of the effective date of such licensing. ASL shall have no responsibility or liability for any transactions done by CW on or after the effective date thereof. The Company may terminate this Agreement under the terms of this Section IV regardless of any change in Broker/Dealer.

V. INDEMNIFICATION

The Company agrees to indemnify the Investment Banker in accordance with the indemnification provisions (the **"Indemnification Provisions"**) set forth on Schedule I attached to this Agreement, which Indemnification Provisions are incorporated herein and made a part hereof. No action, regardless of form, arising out of the services under this Agreement between the Company and the Investment Banker may be brought by either party more than two years after the act, event or service that is subject of such action or within one year of discovery of such act, error, or omission, whichever occurs first, however, such limitation shall not apply to any actions, regardless of form, brought by third-parties.

VI. OTHER AGREEMENTS

A. It is at the Company's sole discretion as to whether or not to close on any Transaction. The Company is responsible for all diligence on Partner(s). The services provided under this Agreement will be performed on a best efforts basis, with no guarantee regarding outcome. The Investment Banker does not provide legal, regulatory, accounting or tax advice, or develop any tax strategies for the Company.

B. The Company acknowledges that the Investment Banker has developed and will continue to develop and maintain a network of professional relationships critical to its business and agrees as a non-circumvention covenant that neither the Company nor any of its affiliates shall during the term of this Agreement and for a period of two years after the termination of this Agreement, solicit, discuss, pursue, or enter into any transaction or agreement (whether or not such transaction or agreement is related to the business of the Company) with any person introduced to the Company or any of its affiliates by the Investment Banker (each, an "Introduction") or with any person or persons (including any firm, partnership, or other entity) directly or indirectly introduced to the Company or any affiliate by or through any such Introduction, without in each case the prior written consent of the Investment Banker, which consent may be given or withheld in the sole discretion of the Investment Banker and may be conditioned on payment of a Transaction Fee. In the event that a transaction closes in part or in whole with a party as a result of an Introduction by the Investment Banker for a period of two years after the termination of the Agreement, the Investment Banker is entitled to full payment of the compensation set forth in Section III above. The non-circumvent above shall apply to the Company and all senior executives at the Company even in the event that they choose to join a new Company, for the time period stated.

C. Legal Forum; Any Disputes between the Parties. The Investment Banker and the Company agree that the validity, interpretation and enforcement of this Agreement and any dispute arising out of the relationship between the Investment Banker and the Company, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of New York but excluding any principles of

conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.

The Investment Banker and the Company irrevocably consent and submit to the exclusive jurisdiction of the Supreme Court of the State of New York, New York County and the United States District Court for the Southern District of New York, and waive any objection based on venue or *forum non conveniens* with respect to any action instituted therein arising under this Agreement or in any way connected with or related or incidental to the dealings of the Investment Banker and the Company in respect of this Agreement or the transactions related hereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above. Provided however, notwithstanding of the sentence above, with regard to a recorded judgement in favor of the Investment Banker against the Company, the Investment Banker shall have the right to bring any action or proceeding against the Company in the courts of any other jurisdiction which the Investment Banker deems necessary or appropriate in order to enforce its rights against the Company with respect to such recorded judgement).

The Company and the Investment Banker hereby waive personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth herein and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the U.S. mails, or, at either party's option, by service upon the other party in any other manner provided under the rules of any such courts.

The Investment Banker and the Company each hereby waive any right to trial by jury of any claim, demand, action or cause of action arising under this Agreement or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or the transactions related hereto in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise. The Investment Banker and the Company each hereby agree and consent that any such claim, demand, action or cause of action shall be decided without a jury and that the Investment Banker and the Company may file an original counterpart of a copy of this Agreement with any court as written evidence of the consent of the parties hereto to the waiver of their right to trial by jury.

All sums payable by the Company to the Investment Banker in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement shall be paid without notice or demand, deduction or defense and without abatement, suspension, deferment, diminution or reductionInvestment Banker.. The Company: (i) certifies that neither the Investment Banker nor any representative, agent or attorney acting for or on behalf of the Investment Banker has represented, expressly or otherwise, that the Investment Banker would not, in the event of litigation, seek to enforce any of the waivers provided for in this Agreement and (ii) acknowledges that in entering into this Agreement, the Investment Banker is relying upon, among other things, the waivers and certifications set forth herein.

The Company shall reimburse the Investment Banker on demand for all incurred costs, expenses and charges (including without limitation reasonable and documented fees and charges of external legal counsel for the Investment Banker and documented costs allocated by its internal legal department) incurred by the Investment Banker in connection with the enforcement of this Agreement. The obligations of the Company under this Section shall survive the termination of this Agreement.

Should a party hereto be found to be the prevailing party (the **"Prevailing Party"**) by a court of competent jurisdiction in a dispute related to this Agreement, the other party shall reimburse the Prevailing Party for the lower of all costs, expenses and charges (including without limitation reasonable and

documented fees and charges of external legal counsel, as incurred by either party in connection with the dispute of this Agreement. The obligations of the parties under this section shall survive the termination of this Agreement.

D. The Company acknowledges it has been informed that individuals working with CW are FINRA registered representatives associated with ASL. ASL is a full-service securities firm which may be engaged at various times, either directly or through its affiliates, in various activities including, without limitation, financing and brokerage activities and placement services for companies, governments and individuals. ASL recognizes its responsibility for compliance with all laws, including without limitation the federal securities laws, in connection with the activities described in the immediately preceding sentence. In addition, nothing contained in this Agreement shall limit or restrict the right of the Investment Banker or of any partner, employee, agent or representative of the Investment Banker, to be a partner, director, officer, employee, agent or representative of, or to engage in, any other business, nor to limit or restrict the right of the Investment Banker to render services of any kind to any other corporation, firm, individual or association.

E. Information Provided. In connection with the Investment Banker's activities on the Company's behalf, the Company will (i) furnish the Investment Banker with all information and data concerning the Company relating to the Investment Banker's Engagement hereunder (the **"Information"**) and (ii) provide the Investment Banker with reasonable access to the Company's officers, directors, employees, independent accountants and legal counsel. The Company represents and warrants that the Information made available to the Investment Banker by the Company will, at all times during the period of the Investment Banker's Engagement hereunder, be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading. The Company further represents and warrants that any projections provided by it to the Investment Banker will have been prepared in good faith and will be based upon assumptions which, in light of the circumstances under which they are made, are reasonable. The Company acknowledges and agrees that, in rendering its services hereunder, the Investment Banker will be using and relying on the Information without independent verification or appraisal, and that the Investment Banker has no obligation to independently verify or appraise such Information and assumes no responsibility for its accuracy.

Where the Investment Banker assists the Company in preparing any offering materials addressed to, or to be distributed to, third parties, the Company shall remain solely responsible for such offering materials, unless otherwise agreed by the parties in writing and except for any portion of such offering materials regarding the Investment Banker that was provided by the Investment Banker to the Company in writing expressly for inclusion in such document.

F. Confidentiality.

(i) The Investment Banker hereby agrees that it will maintain in confidence any Information received from the Company as part of its services under this Agreement, provided that such Information shall not include information that is (a) or becomes, publicly available or (b) required to be disclosed as part of broker-dealer regulatory requirements. The Investment Banker agrees not to use such Information for its own benefit, nor to disclose same to third parties unless required to do so by (c) law, regulation, legal process or regulatory authority, or (d) as required to perform the services to be provided under this Agreement. The Investment Banker may, however, distribute brief executive summaries which have been approved by the Company (the **"Teaser"**) describing the proposed Transaction in order to ascertain the potential interest of recipients and any other material approved by the Company (**"Approved Material"**) for distribution prior to such Partners entering into a Confidentiality Agreement. The Investment Banker shall not be responsible for the use of

the Teaser or other such Approved Material by such recipients or any use of Information with an entity which the Company has given permission to the Investment Banker to send any additional Information.

(ii) The Company agrees that any information or advice rendered by the Investment Banker or its representatives in connection with services provided under this Agreement is solely for the Company's confidential use in connection with its evaluation of a Transaction. Except as otherwise required by law, the Company will not, and will not permit any third party to, disclose or otherwise refer to such advice or information without the Investment Banker's prior written consent.

(iii) The Company and the Investment Banker agree that except: (a) under order of a court of competent jurisdiction; (b) as required by any government agency or securities regulators by law or securities regulations; (b) as necessary to be provided to the other party's legal, tax and accounting advisers, who will be notified of the confidential nature of such information; or (d) if the other party provides express permission in writing, that:

I. the terms of this Agreement and physical and/or electronic copy of the Agreement shall remain strictly confidential, and neither Company or the Investment Banker, nor its agents or attorneys shall divulge the terms of this Agreement to any third parties.

II. any advice, either oral or written, provided to the Company by the Investment Banker hereunder, shall not be disclosed or made available to any third party, without the prior written consent of the Investment Banker.

III. Notwithstanding the foregoing, the Company shall have the right to publicly disclose that this Agreement has been entered into, to generally describe its purpose and the Parties recognize that this Agreement constitutes a material contract under the Securities Exchange Act of 1934, as amended, and consequently, that a copy thereof must be filed with the Commission.

(iv) Notwithstanding anything in this Agreement, each party acknowledges that the review of Information will inevitably enhance the receiving party's knowledge and understanding of the other party's industry and business in a way that cannot be separated from the receiving party's other knowledge.

G. <u>Closing of a Transaction.</u>

(i) The Company agrees that any agreements documenting the sale of the securities as may be contemplated by this Agreement shall include provisions in which the purchaser or other parties thereto disclaim and disavow any reliance upon the Investment Banker in connection therewith. Any such agreements also shall contain provisions, which reflect that the purchaser or other parties thereto relied solely upon their own independent investigation and counsel before deciding to enter into the contemplated purchase of the securities.

(ii) The Company acknowledges that if the Company is required to file documents with the U.S. Securities and Exchange Commission (**"SEC"**) or state regulatory authorities regarding a Transaction, including any disclosure obligations under Rule 506, and agrees these filings are the sole responsibility of the Company and agrees regarding a Transaction, it will with regard to any investment by a Partner: (i) make such filings on a timely basis and (ii) provide the Investment Banker draft copies and final copies of any such filings as soon after the filing as practicable.

H. <u>Covered Person</u>. The Company is not aware of any person other than any **"Covered Person"** (as defined by the SEC or applicable securities laws) or agent of the Investment Banker that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of securities.

I. Assignability. Subject to any transfer rights set forth in Section IV, neither this Agreement nor any right or interest hereunder shall be assignable by the Company or the Investment Banker without the prior written consent of the other party hereto; provided, however, that nothing in this Section shall preclude ASL from (i) assigning any rights hereunder to a corporation or other entity acquiring all or substantially all the assets and business, whether by operation of law or otherwise, of ASL, provided such entity is a registered broker-dealer, or (ii) designating another broker-dealer to perform services hereunder if ASL is unable to do so, provided such firm includes some or all of ASL's former investment banking staff.

J. Severability. In case any one or more of the provisions or parts of a provision contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement; and this Agreement shall, to the fullest extent lawful, be reformed and construed as if such invalid or illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provision or part reformed so that it would be valid, legal and enforceable to the maximum extent possible. Without limiting the foregoing, if any provision (or part of provision) contained in this Agreement shall for any reason be held to be excessively broad as to duration, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the fullest extent compatible with then existing applicable law.

K. Enforceable Rights. This Agreement does not create, and shall not be construed as creating, rights enforceable by any person or entity not a party hereto, (including, without limitation, security holders, employees or creditors of the Company) except those entitled to the benefits of the Indemnification Provisions set forth on Schedule I attached to this Agreement. The Investment Banker is acting hereunder as an independent contractor and not as a fiduciary, agent, or trustee, to the Company or any other person. In performing its services hereunder, the Investment Banker shall act solely pursuant to this contractual relationship on an arm's length basis with duties owed solely to the Company. Neither this Agreement nor the delivery of any advice in connection with this engagement confers any rights (directly or indirectly as a third-party beneficiary or otherwise) upon security holders or creditors of the Company or any other parties as against the Investment Banker or any other Indemnified Person (as defined in Schedule I hereto).

L. Anti-Money Laundering Notice and Representations.

(a) The parties represent and warrants to each other that the operations of that party is and has been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including, if applicable, the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where the Company conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency, and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving that party with respect to such anti-money laundering laws is pending or, to the knowledge of that party, threatened.

(b) To help the government fight the funding of terrorism and money laundering activities, the U.S. Department of the Treasury, Securities and Exchange Commission, and FINRA require financial institutions to obtain, verify and record certain information regarding individuals and clients they do business with. In the event that any regulatory or government agency requires any information from the Company, the Company agrees to furnish the information as needed.

M. Construction of Law. No principle of construction or rule of law that provides that an agreement be construed against the drafter of the agreement in the event of any inconsistency or ambiguity in such agreement shall apply to the terms and conditions of this Agreement.

N. Headings. Headings and subheadings are for convenience only and shall not be deemed to be a part of this Agreement.

O. Authorization. The parties hereto represent and warrant that execution of this Agreement, has been duly authorized. The parties hereto agree to execute or re-execute this Agreement as may be deemed appropriate to correct any and all inadvertent errors or mistakes.

P. Signatures. For the convenience of the parties any number of counterparts of this Agreement may be executed by the parties hereto. Each such counterpart shall be, and shall be deemed to be, an original instrument, but all such counterparts taken together shall constitute one and the same agreement. This Agreement may be executed by signatures on facsimiles hereof or signatures transmitted electronically.

Q. Entire Understanding. This Agreement (including Schedule I hereto) constitutes the entire understanding between the parties hereto with respect to the subject matter hereof and cannot be amended except in a written agreement signed by both parties. The benefits of this Agreement shall inure to the respective successors and assigns of the parties hereto and of the indemnified parties hereunder and their successors, assigns and representatives, and the obligations assumed in this Agreement by the parties hereto shall be binding upon their respective successors and assigns.

R. The Company agrees that the Investment Banker has the right to use the Company's name and logos to (i) describe in its marketing materials the Investment Banker's services to the Company and (ii) place advertisements in financial and other newspapers and journals at the Investment Banker's own expense describing its services to the Company hereunder, provided that the Investment Banker obtains the prior consent of the Company to the placement of such advertisements, which consent the Company agrees not to withhold or delay unreasonably.

Remainder of Page Intentionally Left Blank

SCHEDULE I
Indemnification Provisions

This **Schedule I** is a part of and is incorporated into the attached engagement letter (the **"Agreement"**) between the **Company** and **the Investment Banker**. Capitalized terms used herein and not otherwise defined shall have the respective meanings provided in the Agreement.

The Company agrees to indemnify and hold harmless the Investment Banker, its affiliates and each person controlling the Investment Banker (within the meaning of Section 15 of the Securities Act of 1933, as amended ("Securities Act")), and the directors, officers, agents and employees of the Investment Banker, its affiliates and each such controlling person (the Investment Banker, and each such entity or person. an **"Indemnified Person"**) from and against any losses, claims, damages, judgments, assessments, costs and other liabilities (collectively, the **"Liabilities"**), and shall reimburse each Indemnified Person for all fees and expenses (including the reasonable fees and expenses of one counsel for all Indemnified Persons, except as otherwise expressly provided herein) (collectively, the **"Expenses"**) as they are incurred by an Indemnified Person in investigating, preparing, pursuing or defending any claim, action, proceeding or investigation, where any Indemnified Person is a party thereto or is required by subpoena to participate or produce documents (collectively, the **"Actions"**):

(i) caused by, or arising out of or in connection with, any untrue statement or alleged untrue statement of a material fact contained in any offering documents prepared by the Company (including any amendments thereof and supplements thereto) (the **"Offer Documents"**) or by any omission or alleged omission to state therein a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; or

(ii) otherwise arising out of or in connection with advice or services rendered or to be rendered by any Indemnified Person pursuant to the Agreement, the transactions contemplated thereby or any Indemnified Person's actions or inactions in connection with any such advice, services or transactions; provided, however, that, in the case of clause (ii) only, the Company shall not be responsible for any Liabilities or Expenses of any Indemnified Person that have judicially been determined to have resulted primarily from such Indemnified Person's:

  (x) gross negligence, bad faith, or willful misconduct in connection with any of the advice, actions, inactions or services referred to above: or

  (y) use of any offering materials or information concerning the Company in connection with the offer or sale of the securities in the Transaction which were not authorized for such use by the Company, and which use constitutes gross negligence, bad faith or willful misconduct;

  (z) from untrue statements or omissions from, information relating to an Indemnified Person furnished in writing by or on behalf of such Indemnified Person expressly for use in the Offer Documents.

The Company also agrees to reimburse each Indemnified Person for all Expenses as they are incurred in connection with enforcing such Indemnified Person's rights under the Agreement, which includes this Schedule I. Notwithstanding the above, no person guilty of fraudulent misrepresentation within the meaning of Section 11(f) of the Securities Act, shall be entitled to contribution from a party who was not guilty of fraudulent misrepresentation.

Upon receipt by an Indemnified Person of actual notice of an Action against such Indemnified Person with respect to which indemnity may be sought under the Agreement, such Indemnified Person shall promptly notify the Company in writing; provided that failure by any Indemnified Person to so notify the Company shall not relieve the Company from any liability which the Company may have on account of this indemnity or otherwise to such Indemnified Person, except to the extent the Company shall have been prejudiced by such failure. The Company shall, if requested by the Investment Banker, assume the defense of any such

Action including the employment of counsel reasonably satisfactory to the Investment Banker, which counsel may also be counsel to the Company. Any Indemnified Person shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless: (i) the Company has failed promptly to assume the defense and employ counsel or (ii) the named parties to any such Action (including any impeded parties) include such Indemnified Person and the Company, and such Indemnified Person shall have been advised in the reasonable opinion of counsel that there is an actual conflict of interest that prevents the counsel selected by the Company from representing both the Company (or another client of such counsel) and any Indemnified Person; provided that the Company shall not in such event be responsible hereunder for the fees and expenses of more than one firm of separate counsel for all Indemnified Persons in connection with any Action or related Actions, in addition to any local counsel. The Company shall not be liable for any settlement of any Action effected without its written consent (which shall not be unreasonably withheld). In addition, the Company shall not, without the prior written consent of the Investment Banker (which shall not be unreasonably withheld), settle, compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened Action in respect of which indemnification or contribution may be sought hereunder (whether or not such Indemnified Person is a party thereto) unless such settlement, compromise, consent or termination includes an unconditional release of each Indemnified Person from all Liabilities arising out of such Action for which indemnification or contribution may be sought hereunder. The indemnification required hereby shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as such Expenses are incurred, and Liabilities are due and payable.

In the event that the foregoing indemnity is unavailable to an Indemnified Person, the Company shall contribute to the Liabilities and Expenses paid or payable by such Indemnified Person in such proportion as is appropriate to reflect (i) the relative benefits to the Company, on the one hand, and to the Investment Banker and any other Indemnified Person, on the other hand, of the matters contemplated by the Agreement or (ii) if the allocation provided by the immediately preceding clause is not permitted by applicable law, not only such relative benefits but also the relative fault of the Company, on the one hand, and the Investment Banker and any other Indemnified Person, on the other hand, in connection with the matters as to which such Liabilities or Expenses relate, as well as any other relevant equitable considerations; provided that in no event shall the Company contribute less than the amount necessary to ensure that all Indemnified Persons, in the aggregate, are not liable for any Liabilities and Expenses in excess of the amount of fees actually received by the Investment Banker pursuant to the Agreement. For purposes of this paragraph, the relative benefits to the Company, on the one hand, and to the Investment Banker on the other hand, of the matters contemplated by the Agreement shall be deemed to be in the same proportion as (a) the total value paid or contemplated to be paid to or received or contemplated to be received by the Company in the Transaction or Transactions that are within the scope of the Agreement, whether or not any such Transaction is consummated, bears to (b) the fees paid to the Investment Banker under the Agreement.

The Company also agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with advice or services rendered or to be rendered by any Indemnified Person pursuant to the Agreement, the transactions contemplated thereby or any Indemnified Person's actions or inactions in connection with any such advice, services or transactions except for Liabilities (and related Expenses) of the Company that have resulted primarily from such Indemnified Person's gross negligence, bad faith or willful misconduct in connection with any such advice, actions, inactions or services.

The reimbursement, indemnity and contribution obligations of the Company set forth herein shall apply to any modification of this Agreement and shall remain in full force and effect regardless of any termination of, or the completion of any Indemnified Person's services under or in connection with, this Agreement.

If the foregoing correctly sets forth our understanding, please return signed copies of this Agreement and the annexed Indemnification Provisions.

Agreed, Approved and Accepted:

Cambridge Wilkinson LLC

By: ______________________
Name: Rob Bolandian
Title: Global Head of Investment Banking

By: ______________________
Name: Howard Chernin
Title: Chief Operating Officer

Avalon Securities, Ltd. and Avalon Group Ltd.

By: ______________________
Name: Lynda Davey
Title: Chairman & Chief Executive Officer

Puget Technologies Inc.

By: *Karen Fordham*
Name: Karen Lynn Fordham
Title: President